July 25, 2007

Every Glory International Group, Inc.
100 N. Barranca Ave. #810
West Covina, CA 91791
Tel: 626-839-9116
Fax: 626-839-9118

Re: Proposed Purchase and Sale of Branded Retail Division

Dear Mr. Kang:

The purpose of this letter (the “Letter”) is to set forth certain nonbinding understandings and certain binding agreements between Ever-Glory International Group, Inc. (“Prospective Buyer”), and Escela V Fashion Co., Ltd. (“Prospective Seller”) with respect to the possible acquisition of all of the assets of a business of the Prospective Seller involving a branded retail chain in the PRC (the “Business”).

PART I: NONBINDING PROVISIONS.

The following numbered paragraphs of this Letter (collectively, the “Nonbinding Provisions”) reflect our mutual understanding of the matters described in them, but each party acknowledges that the Nonbinding Provisions are not intended to create or constitute any legally binding obligation between Prospective Buyer and Prospective Seller, and neither Prospective Buyer nor Prospective Seller shall have any liability to the other party with respect to the Nonbinding Provisions until a fully integrated, definitive agreement (the “Definitive Agreement”), and other related documents, are prepared, authorized, executed and delivered by and between all parties. If the Definitive Agreement is not prepared, authorized, executed or delivered for any reason, no party to this Letter shall have any liability to any other party to this Letter based upon, arising from or relating to the Nonbinding Provisions.

1.   Due Diligence. Prospective Buyer has commenced, and intends to continue, its due diligence investigation of the prospects, business, assets, contracts, rights, liabilities and obligations of the Business, including financial, marketing, employee, legal, regulatory and environmental matters (as applicable).

2.  Proposed Form of Agreement. Upon satisfaction of the condition set forth in B(1) and (2) below, Prospective Buyer and Prospective Seller intend promptly to begin negotiating to reach a written Definitive Agreement, subject to the approval of each party (in their respective sole discretion), containing standard representations, warranties, indemnities, conditions and agreements by Prospective Seller.

3.  Conditions to Proposed Transaction. The parties do not intend to be bound to the Nonbinding Provisions or any provisions covering the same subject matter until the execution and delivery of the Definitive Agreement, which, if successfully negotiated, would provide that the proposed transaction would be subject to customary terms and conditions, including the following:

(a)  Prospective Buyer’s obtaining adequate financing for the acquisition of the assets of the Business;

(b)  Prospective Buyer’s completion of its due diligence review and the results of such due diligence being satisfactory to Prospective Buyer in Prospective Buyer’s sole discretion; and

(c)  representations and warranties of the parties being true at the closing date.

4.  Pre-Closing Covenants. Prior to Closing, the Prospective Seller will conduct the Business in the ordinary course consistent with past practices.

5.  Other Proposed Terms. Prospective Seller would provide training and/or operational support and guidance for a reasonable period to be agreed by the parties.

PART II: BINDING PROVISIONS.

Upon execution by Prospective Seller of this Letter, or a counterpart thereof, the following lettered paragraphs of this Letter (collectively, the “Binding Provisions”) will constitute the legally binding and enforceable agreement of Prospective Buyer and Prospective Seller.

A.  Nonbinding Provisions Not Enforceable. The Nonbinding Provisions do not create or constitute any legally binding obligations between Prospective Buyer and Prospective Seller, and neither Prospective Buyer nor Prospective Seller shall have any liability to the other party with respect to the Nonbinding Provisions until a Definitive Agreement, if one is successfully negotiated, is executed and delivered by and between all parties. If the Definitive Agreement is not prepared, authorized, executed or delivered for any reason, no party to this Letter shall have any liability to any other party to this Letter based upon, arising from or relating to the Nonbinding Provisions. Each party acknowledges that it will not take action or refrain from taking action in reliance on any of the Nonbinding Provisions or the negotiation thereof, and that any such reliance would be at its own risk. No subsequent oral agreement or consent of the parties (including partial performance) shall be deemed to impose any such obligation or liability.

B.  Acquisition. Prospective Buyer and Prospective Seller shall negotiate in good faith and undertake best efforts to consummate the proposed Transaction, if and when the following conditions are met:

1.	The Prospective Seller operates fourteen (14) or more stores worldwide; and

2.	the Proposed Seller achieves annual consolidated sales (in any 12 month period) of USD $5 million or more.

C.  Basic Terms

1.	Basic Transaction. Prospective Buyer would acquire all of the assets of the Business, or alternatively, acquire 100% equity ownership of the Prospective Seller (the “Transaction”).

2.	Purchase Price. The total purchase price for the assets of the Business shall be based upon a fairness opinion of a reputable third party valuation professional.

D.  Definitive Agreement. Upon satisfaction of the conditions in paragraph B above, Prospective Buyer will be responsible for preparing the initial draft of the Definitive Agreement. Subject to the final sentence of Paragraph C below, Prospective Buyer and Prospective Seller shall negotiate in good faith to arrive at a mutually acceptable Definitive Agreement for approval, execution and delivery on the earliest reasonably practicable date thereafter.

E.  Access. Subject to the confidentiality provisions set forth below, upon reasonable notice to the Prospective Seller, the Prospective Seller shall provide to Prospective Buyer complete access to the facilities of the Business, books and records and shall cause the directors, employees, accountants and other agents and representatives (collectively, “Representatives”) of the Business to cooperate fully with Prospective Buyer and Prospective Buyer’s Representatives in connection with Prospective Buyer’s due diligence investigation of the Business and the Business’s assets, contracts, liabilities, records and other aspects of its operations (as described in Paragraph 4 of the Nonbinding Provisions). Prospective Buyer shall be under no obligation to continue with its due diligence investigation or negotiations regarding the Definitive Agreement if, at any time, the results of its due diligence investigation are not satisfactory to Prospective Buyer for any reason in its sole discretion.

F.  Conduct of Business. Until the Definitive Agreement has been duly executed and delivered by all of the parties or the Binding Provisions have been terminated pursuant to Paragraph H below, Prospective Seller shall operate the Business in the ordinary course, and not engage in any extraordinary transactions without Prospective Buyer’s prior consent, including:

(i)  not disposing of any assets of the Business, except in the ordinary course of business; and

(ii)  not borrowing any funds, under existing credit lines or otherwise, except as reasonably necessary for the ordinary operation of the Business in a manner, and in amounts, in keeping with historical practices.

G.  Disclosure. Except as and to the extent required by law, without the prior written consent of the other party, neither Prospective Buyer nor Prospective Seller shall directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of discussions regarding, a possible transaction between the parties or any of the terms, conditions or other aspects of the transaction proposed in this Letter until the sooner of the expiration of this Letter or entry into Definitive Agreements.

H.  Costs. Each of Prospective Buyer and Prospective Seller shall be responsible for and bear all of its own costs and expenses (including any broker’s or finder’s fees) incurred in connection with the proposed transaction, including expenses of its Representatives, incurred at any time in connection with pursuing or consummating the proposed transaction.

I.  Consents. Prospective Buyer and each Prospective Seller shall cooperate with each other and proceed, as promptly as is reasonably practicable, to seek to obtain all necessary consents and approvals from lenders, landlords and other third parties, and to endeavor to comply with all other legal or contractual requirements for or preconditions to the execution and consummation of the Definitive Agreement.

J.  Termination. The Binding Provisions may be terminated upon written notice by any party to the other party if the conditions in paragraph B are not met by July 25, 2008.

Please sign and date this Letter in the space provided below to confirm the mutual agreements set forth in the Binding Provisions and return a signed copy to the undersigned.

Very truly yours,

PROSPECTIVE BUYER:

Ever-Glory International Group, Inc.

______________________________
Yi Hua Kang

Acknowledged and agreed as to the Binding Provisions:

PROSPECTIVE SELLER:

______________________________	Date: _____________________
Li Ling